Exhibit 10(i)

Summary of Material Terms of

Special Bonus Program

In July, 2007, the Company issued Awards pursuant to a special bonus program that had been approved by the Compensation and Organization Committee on May 23, 2007 under the Company’s 1997 Long-Term Incentive Plan for certain members of management and key employees.

The program provides senior managers the opportunity to receive stock and other eligible participants the opportunity to receive cash in the event company-wide objectives relating to working capital turns and inventory turns are achieved by December 31, 2009 and the working capital turns objective is sustained for a period of at least six months.  The goals are designed to provide a financial incentive to participants to focus on company-wide objectives.  The Company believes the likelihood of missing the goals is at least as high as the likelihood of achieving the goals.  Bonuses will be distributed promptly following achievement of the established goals.

The performance goals that will provide the basis for determining bonus amounts have been approved by the Compensation and Organization Committee.  The maximum award payable to the Company’s Named Executive Officers is as follows:  John Lundgren, CEO, 10,000 shares of stock; James Loree, Executive Vice President and CFO, 7,000 shares; Donald R. McIlnay, Senior Vice President and President, Industrial Tools Group and Emerging Markets, 2,000 shares; and Hubert W. Davis, Jr., Senior Vice President, Business Transformation, 2,000 shares.